Exhibit 10.12

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

CO-EXCLUSIVE LICENSE AGREEMENT
BETWEEN THE UNIVERSITY OF CHICAGO AND ARIDIS PHARMACEUTICAL FOR STAPH ALPHA TOXIN TECHNOLOGY

This License Agreement (“Agreement”), dated June 13, 2017 (the “Effective Date”), is between The University of Chicago, an Illinois not-for-profit corporation (“University”), and Aridis Pharmaceuticals, Inc., a Delaware Corporation, having an address at 5941 Optical Court, San Jose, CA (“Company”). Each hereunder may be referred to separately as the “Party”, or together as the “Parties”.

WHEREAS, University has certain Licensed Patents arising from the disclosure entitled, “Vaccine protection against Staphylococcus aureus pneumonia” regarding the work of Professors Juliane Bubeck Wardenburg and Olaf Schneewind, funded in part by the U.S. government;

WHEREAS, Company wishes to obtain a co-exclusive license under such Licensed Patents to diligently develop and commercialize Licensed Products; and

WHEREAS, University is willing to grant such rights in accordance with the terms and conditions of this Agreement to afford the public access to Licensed Products.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1.                                      Definitions

The capitalized terms listed below and used in this Agreement will have the following meanings:

A.                                    “Affiliate” means: (i) with respect to University, any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with, University where “control” means direct or indirect ownership of, or other beneficial interest in, fifty percent (50%) or more of the voting stock, other voting interest, or income of a corporation or other entity or the ability to direct the affairs of such other entity through contract rights or otherwise; and (ii) with respect to any entity other than University, any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with, another corporation or entity. Control means direct or indirect ownership of, or other beneficial interest in, fifty percent (50%) or more of the voting stock or other voting interest of a corporation or other entity.

B.                                    “BLA” means (i) a Biologics License Application filed with the FDA for marketing approval of a Licensed Product or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing, and (ii) similar filings in the rest of the world with applicable regulatory authorities, including but not limited to the EMA.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

C.                                    “Calendar Quarter” means each of the four, three-month periods ending on March 31st, June 30th, September 30th, and December 31st.

D.                                    “Commence” or “Commencement” means, with respect to any clinical trial, the first dosing of the first patient in such clinical trial.

E.                                     “EMA” means the European Medicines Agency or any successor agency thereto.

F.                                      “FDA” means the United States Food and Drug Administration or any successor agency thereto.

G.                                    “Field” means all fields of use in human patients.

H.                                   “First Commercial Sale” means the first sale, lease, provision of service, use, or transfer of a Licensed Product by a Licensed Entity to a non-Licensed Entity third party for human use for consideration.

I.                                        “Licensed Entity” means Company, an Affiliate of Company, or a Sublicensee.

J.                                        “Licensed Patents” means, to the extent owned and/or controlled by University, the patents and patent applications listed on Schedule A attached hereto, including all divisions, continuations, continuations-in-part, foreign counterparts, and any patents which may issue from such patent applications and any reexamination, reissues, substitutions, extensions of or to or supplementary protection certificates referencing any such patents or patent applications.

K.                                    “Licensed Product” means: (i) any product, device, system, article of manufacture, machine, composition of matter, process, or service (or component thereof); (ii) any method of using any of the foregoing; or (iii) any process for making any of the foregoing, that, in the case of (i), (ii), or (iii), is covered by a Valid Claim of the Licensed Patents.

L.                                     “NDA” means (i) a New Drug Application filed with the FDA for marketing approval of a Licensed Product or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing, and (ii) similar filings in the rest of the world with applicable regulatory authorities.

M.                                 “Net Sales” means the gross amount actually received from third parties for sales, leases or other transfers, provision of service, or use of Licensed Products after deduction of all the following in accordance with generally recognized principles of accounting, in each case, solely to the extent documented to University as directly attributable to Licensed Products:

i.                                          customary trade, quantity, or cash discounts and rebates actually allowed and taken;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

ii.                                       amounts repaid or credited to customers on account of rejections or returns;

iii.                                    sales tax or other governmental customs charges paid by or on behalf of a Licensed Entity; and

iv.                                   reasonable charges for delivery or transportation and insurance relating to such delivery or transportation provided by and paid by a Licensed Entity to a third party (excluding amounts reimbursed).

Net Sales also includes the fair market value of any non-cash consideration received by a Licensed Entity for the sales, leases, or other transfers or use of Licensed Products, or any right, title, or interest in Licensed Products. Fair market value will be calculated as of the time of transfer of such non-cash consideration to Licensed Entity. Transfer of a Licensed Product within or between Licensed Entities for sale by the transferee will not be considered a Net Sale for purposes of calculating Royalties. In such circumstances, the gross sales price and resulting Net Sales price will be based upon the sale of the Licensed Product by the transferee.

N.                                    “Non-Commercial Research Purposes” means academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or government institution and publishing in connection therewith.

O.                                    “Phase III Clinical Trial” means a human clinical trial, in any country, that would satisfy the requirements of 21 C.F.R.3 12.21(c).

P.                                      “Regulatory Approval” means, with respect to a Licensed Product in a particular jurisdiction, all approvals, licenses, registrations or authorizations necessary for the marketing and sales of such Licensed Product in the Field within such jurisdiction, including approval of a BLA, and approval of labeling and satisfaction of all applicable regulatory and notification requirements in such jurisdiction. For clarity, Regulatory Approval does not require pricing approval, no matter the applicable law.

Q.                                    “Royalty(ies)” means all amounts payable under Section 3.B of this Agreement.

R.                                    “Sublicense” means any agreement entered into by Company with any third party pursuant to which: (i) any right, title, or interest to the Licensed Patents is granted, including any rights to make, offer for sale, use, sell, or import Licensed Products; or (ii) Company covenants not to sue for the practice or use of any part of the Licensed Patents.

S.                                      “Sublicensee” means any person, company, or other entity granted a Sublicense by Company.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

T.                                     “Territory” means worldwide.

U.                                    “Valid Claim” means an issued claim of any unexpired Licensed Patent or a claim of any pending Licensed Patent that has not been held unenforceable, unpatentable, or invalid by a decision of a court or governmental body of competent jurisdiction in a ruling that is unappealable or unappealed within the time allowed for appeal.

2.                                      Grant

A.                                    Grant.  Subject to and conditioned on Company’s and all other Licensed Entities’ continuing compliance with the terms and conditions of this Agreement, University hereby grants to Company and Company on behalf of itself and its Affiliates accepts a co-exclusive, royalty-bearing license under the Licensed Patents in the Field and Territory to make, have made, use, import, have sold, offer to sell and sell Licensed Products within the Field and within the Territory.

B.                                    Ongoing Obligations of Former Affiliates.  While an entity is entitled to the benefits of an Affiliate under this Agreement for only the period of time the entity qualifies as an Affiliate under the definition (in accordance with Section 7.C), all obligations under this Agreement that accrued to such entity while an Affiliate will survive until fulfilled even though the entity no longer qualifies as an Affiliate.

C.                                    Sublicense.  Subject to the terms and conditions of this Agreement and Company’s and Sublicensee’s compliance therewith, Company (but not an Affiliate) will have the right to grant Sublicenses. Company will only grant a Sublicense pursuant to a valid and binding written agreement that expressly states that such Sublicense is subject to, and the applicable Sublicensee must comply with, all the terms and conditions of this Agreement applicable to the Company (including the terms providing for termination of such Sublicense in the event this Agreement terminates and providing that University is a third-party beneficiary to such Sublicense); provided, that such Sublicensee may not grant further sublicenses or otherwise transfer such Sublicense, except to (i) have Licensed Products made, packaged and labeled by third party contractor(s) on behalf of the Sublicensee or its Affiliates and delivered to Sublicensee or its Affiliates for sale by Sublicensee or its Affiliates, (ii) have third party contractor(s) manage or assist in development of Licensed Products on behalf of Company, Affiliates or Sublicensees (such as clinical trial management) or (iii) distribute Licensed Products on behalf of Sublicensee or its Affiliates. In the event of any inconsistency between the Sublicense and this Agreement, this Agreement will control. Any Sublicense that does not comply with the terms and conditions of this Agreement is null and void ab initio. Company will provide University with a copy of each Sublicense and amendment thereof. Upon the termination of this Agreement, University will, upon the request of a Sublicensee in good standing,

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended offer for a period of ninety (90) days a license directly from University on the same terms as provided to Company herein to the extent of the field and territory as granted that sublicensee by Company. If no agreement is accepted within such ninety (90) day period, University will have no further obligation to such Sublicensee.

D.                                    Reservation of Rights.  University reserves the worldwide right to: (i) practice or have practiced, and to grant to third parties the right to practice or have practiced, the Licensed Patents, including tangible property embodying the same, for Non-Commercial Research Purposes; and (ii) permit its Affiliates (including the University of Chicago Medical Center (“UCMC”)), contractors, and consultants to do any of the activities set forth in (i) in connection with the operations of University and its Affiliates (including UCMC). For the avoidance of doubt, the rights retained by University include the right of University and its Affiliates to practice the Licensed Patents for their respective healthcare operations and patient care.

E.                                     Global Access.  After First Commercial Sale, Company and University will cooperate to provide Licensed Products to LDC(s) (as defined below in this Section 2.E), which cooperation may include, subject to reasonable commercial efforts, efforts to promote contracting with governmental or nongovernmental agencies (e.g., WHO or UNICEF) for the provision of Licensed Products into LDC(s).

If Company or its Licensed Entities provide Licensed Product into LDC(s) under arrangements providing such product at or below the cost of production and shipping, then University agrees to waive all Royalties and fees otherwise due under this Agreement solely with respect to Net Sales of such Licensed Product in such LDC(s).

If Company is not providing Licensed Product into LDC(s) for sale at or below the cost of production and shipping, and University determines in its reasonable discretion that licensing a Qualified Licensee (as such term is defined below in this Section 2.E) will provide improved access to Licensed Products in LDC(s) at or below the cost of production and shipping, then Company agrees that it shall Sublicense the Licensed Patents, in an agreement made jointly among University, Company, and the Qualified Licensee. Such Sublicense shall be without compensation or royalty for either Party, and shall be restricted to Humanitarian Purposes ( as described below in this Section 2.E).

“Qualified Licensee” means a third party that (i) has the means to develop, obtain Regulatory Approval for, and distribute Licensed Products into LDC(s); (ii) that agrees to exercise the Licensed Patents solely for Humanitarian Purposes only in LDC(s) to be designated by the Parties; and (iii) that agrees to provide all Licensed Products at or below its cost of production and shipping.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

“LDC” means a country designated as a “Least Developed Country” by the United Nations Conference on Trade and Development as of the date of First Commercial Sale.

“Humanitarian Purposes” means (a) the use of Licensed Products for research and development purposes by any third party anywhere in the world that has the express and sole purpose of developing the products for use in an LDC, and (b) the provision and use of such Licensed Products in the Field in an LDC.

F.                                      U.S. Government Rights.  Company understands that this Agreement is subject to any rights of or obligations to the U.S. Government, including under 35 U.S.C. § 200 et seq., 37 C.F.R. § 401 et seq. (“Bayh-Dole Act”), or any other applicable law or regulation, including but not limited to the grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced any Subject Invention (as defined in the Bayh-Dole Act) for or on behalf of the U.S. Government throughout the world. Company agrees to comply and permit University to comply with the Bayh-Dole Act, including to provide the reporting required and to substantially manufacture Subject Inventions and products produced through the use of Subject Inventions in the United States (to the extent required by such laws), unless waived. University will cooperate with Company in its efforts to obtain any required waiver, subject to Company reimbursement of any out of pocket expenses.

G.                                    No Other Rights.  No rights in and to the Licensed Patents other than those provided in this Section 2, express or implied, are conveyed by University. No rights to any patents except those included in the Licensed Patents are conveyed by University. Nothing contained in this Agreement or a party’s performance hereunder will be construed as conferring, by implication, estoppel or otherwise, upon any Licensed Entity, any party in privity with any Licensed Entity, or any customer of any of the foregoing, any right, title or interest under any intellectual or tangible property right at any time, except for those rights expressly granted in this Agreement.

H.                                   Responsibility for Licensed Entities.  Any act or omission taken or made by a Licensed Entity will be deemed an act or omission by Company under this Agreement. Any act, error, or omission of a Licensed Entity that would be a breach of this Agreement if done by Company will be deemed to be a breach of this Agreement by Company. In the event that any Licensed Entity does any act, error, or omission that would be a breach of this Agreement if done by Company, Company will promptly notify University thereof.

I.                                        Coexclusivity.  Subject to the reservations in Sections 2.D, 2.E and 2.F above, University hereby agrees, during the term of this Agreement, to grant further licenses under the Licensed Patents solely to a single third party in the Field (referred to as the “Co-Licensee” in this Section 2.1), which potential Co-Licensee

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended has been identified by University, and for which license discussions or negotiations have been initiated. After the effective date of a license agreement with the Co-Licensee, the potential Co-Licensee shall be identified to Company; University shall also confirm that the license with that party has been completed, when such occurs. With respect to its license to a Co-Licensee, University agrees: (i) the license shall be to a single third party and its Affiliates; (ii) if the license has not been executed by the parties by December 31, 2018 it will so notify Company in writing, and Company shall have the option, within thirty (30) days after such notification, to convert this Agreement to an exclusive license by making a one-time payment of [***] and adjusting the Royalty of Section 3.B to [***]; (iii) the license shall not conflict with or limit any of the rights granted to Company herein; (iv) the license may only permit sublicensing in conjunction with grants of rights to Licensed Products created and developed by the Co-Licensee, and shall not permit sublicensing of Licensed Patents for the purpose of the independent development of product by any sublicensee; and (v) the Co-Licensee shall pay a pro rata (one half) share of all Patent Costs noted under Section 6, including all expenses incurred by University prior to the effective date of that license. To the extent Company has paid for Patent Costs under Section 6, and University later receives a pro rata share of such Patent Costs from Co-Licensee, Company shall receive a payment equal to the amount of the pro rata share provided by the Co-Licensee.

3.                                      Payments

A.                                    Upfront Payment.  Company will pay University concurrently with execution of this Agreement the sum of [***].

B.                                    Royalties.  Company will pay to University [***] (unless adjusted to [***] subject to Section 2.1) of Net Sales by Licensed Entities of Licensed Products in countries in which the Licensed Patents include a Valid Claim. Royalties due under this Section 3.B will be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the last-to-expire of the Licensed Patents covering such Licensed Product in such country.

C.                                    License Maintenance Fees.  Company will pay to University a fee of [***] per calendar year until the year in which a First Commercial Sale occurs. Such fee will be due on December 31’ of each year in which the fee is owed, starting in 2017.

D.                                    Minimum Royalties.  Beginning with the year in which a First Commercial Sale occurs, Company will pay to University a minimum royalty in each calendar year. The minimum royalties shall be as follows:

i.                                          in the year of First Commercial Sale: [***];

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

ii.                                       in the first year following: [***];

iii.                                    in the second year following: [***];

iv.                                   in the fourth year following: [***];

v.                                      in each year thereafter during this Agreement: [***].

Such minimum royalties will be due for each year or part thereof during which this Agreement is in effect, against which any Royalty paid for the same calendar year will be credited. The minimum royalty for a given year will be due at the time payments are due for the last Calendar Quarter of such year; provided, that, upon termination or expiration of this Agreement, any minimum royalties owed will be due within thirty (30) days of such termination or expiration. It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Licensed Products requiring the payment of Royalties made during a prior or subsequent calendar year will have no effect on the annual minimum royalty due University for any other given calendar year. In the event that this Agreement is in effect for only a portion of any calendar year, the minimum royalty payments set forth in this Section 3.D will be prorated for such portion.

E.                                     Milestone Payments.  Company will immediately notify University when each of the following events are accomplished regarding each Licensed Product by a Licensed Entity and will pay to University the following amounts:

i.                                          [***] upon Commencement of a Phase III Clinical Trial for a Licensed Product, which sum is nonrefundable and noncreditable against Royalties.

ii.                                       [***] upon Regulatory Approval in U.S. or Europe for a Licensed Product, which sum is nonrefundable and noncreditable against Royalties.

iii.                                    [***] upon First Commercial Sale in the U.S., which sum is nonrefundable and noncreditable against Royalties.

iv.                                   [***] upon First Commercial Sale in any country of the European Union, China, Japan or South Korea, which sum is nonrefundable and noncreditable against Royalties.

v.                                      [***] upon Regulatory Approval of a new indication for a Licensed Product, which sum is nonrefundable and noncreditable against Royalties.

The payments described in 3.E.i-iv shall be payable only on the first occurrence of the event on a Licensed Product-by-Licensed Product basis. The payment described in 3.E.v shall only be paid the first four (4) times a Licensed Product receives Regulatory Approval for a new indication (for the avoidance of doubt, “new indication” is not intended to capture minor label change approvals such as

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended dosing or patient age ranges, provided, however, that the first pediatric indication (as defined by the FDA) of a given Licensed Product will be considered a new indication).

F.                                      Payment and Reporting.

i.                                          Company will pay Royalties owing to University on a quarterly basis, with such amounts due and received by University on or before the sixtieth (60th) day following the end of the Calendar Quarter in which such amounts were earned.

ii.                                       Except as otherwise directed, Company will pay all amounts owing to University under this Agreement in U.S. dollars to University at the address provided in Section 9.D or paid via wire transfer, if agreed upon. Any necessary conversion of currency into United States dollars will be at the applicable rate of exchange of Citibank, N.A. (or its successor), in New York, New York, on the last day of the Calendar Quarter in which such transaction occurred. University is exempt from paying income taxes under U.S. law. Therefore, Company will make all payments due under this Agreement without deduction for taxes, assessments, or other charges of any kind which may be imposed on University by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to University pursuant to this Agreement. Company or the applicable Licensed Entity will assume all such taxes, assessments, or other charges that may reduce University’s net royalties, such as bank transfer fees.

iii.                                    Company will submit to University a full accounting showing how any amounts owing to University under Section 3 have been calculated along with each such payment therefore. For Royalties, such accounting will be on a per country and product line, model, or tradename basis and will be summarized on the form shown in Schedule B of this Agreement. In the event no payment is owed to University, within sixty (60) days after the end of each Calendar Quarter, Company will provide to University a statement setting forth that fact.

iv.                                   Regardless of the circumstances, no payment made to University is refundable and only Royalty payments are creditable toward the minimum royalty as set forth in Section 3.D.

G.                                    Sublicense Revenue.  Company will pay to University [***] of all compensation received in any form by Company attributable to a grant of sublicense of any of the rights granted to Company hereunder, excluding any consideration included within or based on Net Sales or earned royalties on Licensed Products. Payments will be made within sixty (60) days of the end of the Calendar Quarter in which

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended such payments were received and an accounting shall be made with the Calendar Quarter accounting for that period. For the purpose of this Section 3.G, the term “compensation” includes all fees, minimum royalties, milestone payments, option fees and other payments or consideration of any kind received by Company or its Affiliates including without limitation in-kind payments, equity amounts taken by Company in lieu of cash, or discounts below fair market value of an equity purchase by Company.

H.                                   Overdue Payments.  Any payments by Company that are not received by University on or before the date such payments are due under this Agreement will accrue interest at the lesser of: (i) two percent above the prime rate in effect as reported by the Wall Street Journal on the due date; and (ii) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be compounded monthly. Payment of such interest by Company will not limit, in any way, University’s right to exercise any other remedies University may have as a consequence of the lateness of any payment. Company will be responsible for all costs of collection incurred by University including attorney’s fees and court costs.

I.                                        Extension of Reporting and Payment Due Dates.  With respect to all payments and reporting required in this Section 3, the due dates shall be extended from the 60th day to the 90th day following the end of the Calendar Quarter, provided that Company demonstrates to University’s reasonable satisfaction that such extension is necessary in order to provide for the receipt of accountings, reports, and payments from Affiliates and Sublicensees.

J.                                        Royalty Forecasts.  After the commencement of Royalty payments hereunder, Company shall meet by teleconference at University’s request, up to once per year, in order to discuss potential Licensed Product markets and potential Royalty payments. No royalty or payment forecasting shall be binding upon Company.

4.                                      Diligence

A.                                    Development Obligations.  Company will diligently develop and bring Licensed Products to market. Company will use best commercially reasonable efforts to meet the development obligations for commercialization of the invention(s) claimed in the Licensed Patents in the form of Licensed Products in accordance with Schedule C attached hereto.

B.                                    Development Plan.  Simultaneously with the execution of this Agreement, Company will provide University with a detailed development plan for the commercialization of one or more Licensed Products. Such plan will include research and development plans (including proposed expenses for such activities), estimated timetables for achieving milestones and necessary government or regulatory approvals, market research information on competitors and market

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended size, and sales and marketing plans for the twelve (12) months following the Effective Date as well as an estimated timetable for achieving milestones and Company’s strategic development plans for the following two years. Company will revise the development plan on an annual basis and provide University with such revised plan within ninety (90) days of June 30th, concurrent with the progress report due under Section S.B. Upon request, Company will meet with University in a timely manner to review any such development plan. Company will perform in substantial compliance with the then-current development plan.

C.                                    Promotion and Marketing.  Company will use best commercially reasonable efforts (and in no event less effort or relative expense than the level of resources and talent as is customary for other products with similar market potential) to promote, advertise, and sell the Licensed Products.

D.                                    Failure to Commercialize.  If there is a delay in achieving a development objective set forth in a development plan subject to section 4.B, then Company may nonetheless establish that it is using best commercially reasonable efforts if Company submits to University evidence:

i.                                          that such delay is due to one or more of (a) government legislation or rules, (b) decisions or actions by regulatory entities with authority relating to the development, manufacture or commercialization of Licensed Products or (c) negative scientific or clinical developments or outcomes; or

ii.                                       that the total expenditures by Licensed Entities to develop or market Licensed Products are at least [***] in any calendar year after the Effective Date; or

iii.                                    such other demonstration of best commercially reasonable efforts as the parties may agree in good faith.

5.                                      Records and Review

A.                                    Full and Accurate Records.  University may from time to time and at any reasonable time, not exceeding once every twelve (12) months, through auditors as University may designate, inspect and copy the books and records of any Licensed Entity in order to verify the payments due hereunder, the accuracy of any reported statement by Company, or of any other obligation under this Agreement. Company will keep, and will cause each other Licensed Entity to keep, continuous, full and accurate books and records in sufficient detail so that Company’s compliance with its obligations under this Agreement can be properly determined without undue delay or difficulty. Such books and records will be maintained for at least five (5) years after the activity or Royalty reporting period(s) to which they relate. Books and records will include any records

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended reasonable required for University to confirm the accuracy of payments and satisfaction of any other obligations under this Agreement. Company will, and will cause all other Licensed Entities to, comply with this Section 5.A.

Such inspection will be made at the expense of University, unless such examination discloses a discrepancy of five percent (5%) or more in the amount of payments due University. In such case Company will be responsible for reimbursing University for the examination fee and expenses charged by the auditor along with the underpayment. Any underpayment will bear interest as described in Section 3.H. Company will pay past due payments for any error, including any payment deficiency for periods prior to the period under inspection, within sixty (60) days of written notice thereof. University and the auditor will maintain in confidence such inspection and the resulting report. The auditor may from time to time consult University and any of its employees or third party counsel on questions as they relate to this Agreement. The auditor may not disclose financial or proprietary information except as required to conduct the inspection, to report and substantiate the results, as otherwise permitted by this Agreement, or if the information is already publicly known. Neither Party is required to enter into any separate confidentiality, non-disclosure, or similar agreement in connection with any such inspection.

B.                                    Progress Reports.  Within sixty (60) days of each December 31st during the term of this Agreement, Company will deliver a written report to University in substantially the form of Schedule D attached hereto. The report will describe the progress of Company toward achieving the goals of the development plan and bringing Licensed Products to market (and any proposed revisions to the plan developed during the preceding twelve months). Company will promptly notify University in writing upon the First Commercial Sale of each Licensed Product and when Company’s obligation to begin making Royalty payments begins. Upon the First Commercial Sale of each Licensed Product, Company will provide in writing to University the following information: the date of First Commercial Sale, the generic name, and the tradename of each commercial product.

6.                                      Patents

A.                                    Prosecution, Defense and Maintenance.  University will control the preparation, filing, prosecution, defense (including oppositions, post-grant proceedings and declaratory judgment actions), maintenance and abandonment of the Licensed Patents. Company will cooperate, and cause each other Licensed Entity to cooperate, with University in a timely manner in the preparation, filing, prosecution and maintenance of the Licensed Patents by disclosing such information as may be requested by University and by promptly executing such documents as University may reasonably request in connection therewith. Company will, and will cause each other Licensed Entity to, bear its own costs in connection with their cooperation with University under this Section 6.A.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

University will provide, or will have its legal counsel provide, Company copies of all documents received or prepared by University in the filing, prosecution and maintenance of the Licensed Patents, including all copies of any communications to or from the United States Patent and Trademark Office or any foreign equivalent, with reasonable time to allow for review and comment by Company, and University shall give due consideration to the comments and requests of Company and its patent counsel in all such matters.

B.                                    Patent Costs.  Company will pay a pro rata share (with respect to the number of licensees of the Licensed Patents; i.e., [***] [no Co-Licensee] or [***] [one Co-Licensee]) of all necessary and reasonable fees and expenses incurred by University relating to the Licensed Patents and Licensed Products, including for the preparation, filing, prosecution, defense and maintenance of the Licensed Patents (“Patent Costs”).

i.                                          Company will pay a pro rata share of all unreimbursed Patent Costs incurred by University prior to the Effective Date. For the purpose of clarity, as of May 17, 2017, previously incurred, unreimbursed costs are approximately [***]. University shall confirm the amount of unreimbursed Patent Costs as of the Effective Date with appropriate documentation thereto, and Company shall reimburse such amounts in three (3) equal payments, the first payment due thirty (30) days after the Effective Date, and the second and third payments due three (3) and six (6) months after the first, respectively.

ii.                                       Payment for fees and expenses incurred by University on or after the Effective Date will be invoiced to Company and Company will pay such invoices within thirty (30) days of the date on the invoice.

iii.                                    Upon request by University, Company will make timely estimated advanced payments for the filing of applications. University will specify the amount of any such advanced payments on an invoice provided to Company. Company will pay all advance payments of Patent Costs to University on or before the date specified by University on the invoice. Invoices for advanced payments will be reconciled with the advance payments made by Company every six (6) months. Any excess payment by Company will be credited to future Patent Costs specified in this Section 6.B.

iv.                                   If Company decides to discontinue its support of Patent Costs for a specific Licensed Patent(s), Company will notify University in writing one-hundred and eighty (180) days prior to any such discontinuation. Company will be responsible for reimbursing University for any Patent Costs associated with such Licensed Patent(s) that University incurs up to one-hundred and eighty (180) days after the date of the receipt of notice,

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended whether or not such costs were invoiced to University during such period. After such period, such Licensed Patent(s) shall no longer be included in the definition of Licensed Patents herein.

v.                                      It is not expected that University shall discontinue prosecution or maintenance of any Licensed Patent or claim therein which for which Company reasonably desires that support continue (and for which it provides expense reimbursement as provided herein). If such discontinuance is required by University for any reason, it shall provide sufficient advance notice (and no less than 90 days’ notice) to Company, and shall cooperate with Company in order to maximize the protection of Company’s rights and its investment in the Licensed Patents herein, which may include allowing Company to take over such prosecution or maintenance, if needed, and providing such reasonable assistance (subject to reimbursement by Company for out of pocket expenses) as may be necessary to effect such transfer.

C.                                    Challenges.  During the term of this Agreement Company shall not bring, nor cause to be brought, an action or proceeding seeking a declaration or ruling that any claim of the Licensed Patents is invalid or unenforceable.

D.                                    Infringement.

i.                                          Notice.  In the event either Party becomes aware of any possible or actual infringement, misappropriation, or other violation of any Licensed Patents in the Field in the Territory (an “Infringement”), that Party will promptly notify the other Party and provide it with details regarding such Infringement.

ii.                                       Company’s Right to Bring Infringement Action.  Company will have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any infringement in the Field. Before Company commences an action with respect to any infringement, Company will consider in good faith the views of University and potential effects on the public interest in making its decision whether to sue. In the event that a third party has received a license to the Licensed Patents, University will notify Company regarding the existence of such license in confidence, and Company will consult with the third party before commencing an action with respect to any infringement. Company will keep University reasonably informed of the progress of the prosecution, prevention and/or termination of actions and will give University a reasonable opportunity in advance to consult with Company and offer its views about major decisions. Company will give careful consideration to those views, but will have the right to control the action regarding infringement; provided, however, that if Company fails to defend in good

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended faith the validity and/or enforceability of the Licensed Patents in the action, or if Company’s license to a Valid Claim in the suit terminates, then University may elect, but shall not be obligated, to take control of the action and any recovery will be apportioned in the same manner as an action initiated by University pursuant to Section 6.D.iii. Any and all expenses, including reasonable attorneys’ fees for counsel selected by University, incurred by University with respect to the prosecution, prevention, termination, adjudication and/or settlement regarding a Licensed Patent initiated by Company, including any related appeals, will be paid for entirely by Company and Company will hold University free, clear and harmless from and against any and all such expenses. Company will not compromise or settle any action without the prior written consent of University, which consent will not be unreasonably withheld or delayed. In the event Company controls the action pursuant to this Section 6.D.ii, it will first reimburse itself from any sums recovered in such suit or in settlement thereof for all out-of-pocket and documented costs and expenses, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds remain, then University will receive an amount equal to twenty percent (20%) of such funds and the remaining eighty percent (80%) of such funds will be retained by Company.

iii.                                    University’s Right to Bring Infringement Action.  If Company does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 6.D.ii above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement within ninety (90) days after it becomes aware of such Infringement or, at any time thereafter, ceases to diligently continue such prosecution, prevention, or termination, University may elect, but is not obligated, to do so. Should University elect to bring suit against an infringer, Company will cooperate fully with University, including joining as party plaintiff in any such suit if requested by University. In the event University controls the action pursuant to this Section 6.D.iii, it will first reimburse itself from any sums recovered in such suit or in settlement thereof for all out-of-pocket and documented costs and expenses, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds remain, then Company will receive an amount equal to twenty percent (20%) of such funds and the remaining eighty percent (80%) of such funds will be retained by University. No settlement or other disposition of any Infringement may include any grant of rights by University that would be inconsistent with the grant of exclusive or co-exclusive rights granted to Company under this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

iv.                                   Own Counsel.  Each Party will always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other Party under this Section 6.D.

v.                                      Cooperation.  Each Party will cooperate fully in any action under this Section 6.D that is controlled by the other Party, provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance.

vi.                                   Declaratory Judgement.  If a declaratory judgment action is brought naming any Licensed Entity as a defendant and alleging invalidity or unenforceability of any claims within the Licensed Patents, Company will promptly notify University in writing and University will have the right to control such action pursuant to Section 6.A.

7.                                      Term and Termination

A.                                    Term.  This Agreement and the rights and licenses hereunder will take effect on the Effective Date and will expire on the expiration date of the last to expire of the Licensed Patents.

B.                                    University’s Right to Terminate.  Without limiting other rights, University will have the right to terminate this Agreement as follows, in addition to all other available remedies:

i.                                          If Company fails to make any payment when due, this Agreement will terminate effective thirty (30) days after University’s written notice to Company describing such failure, unless Company makes such payment within such thirty (30) days.

ii.                                       If Company or any other Licensed Entity breaches any material obligation of this Agreement (including obligations of diligence under Section 4) other than an obligation to make a payment when due, this Agreement will terminate in its entirety, or with respect to such Licensed Entity, as specified by University, effective ninety (90) days after University’s written notice to Company describing such failure, unless Company or such Licensed Entity cures such failure to the reasonable satisfaction of University within such thirty (30) days.

iii.                                    If Company files, or has filed against it, a petition under any bankruptcy or insolvency law, Company will immediately notify University. If such petition is not dismissed within one hundred eighty (180) days of filing thereof, or if Company makes an assignment of all or substantially all of its assets for the benefit of its creditors, then, unless prohibited by

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended applicable law, this Agreement will automatically terminate at the end of such one hundred eighty (180) day period with respect to Company unless University provides written notice to Company within such one hundred eighty (180) day period.

iv.                                   If Company or any other Licensed Entity will be dissolved, liquidated or otherwise ceases to exist, other than for reasons specified in Section 7.B.iii, unless prohibited by applicable law, this Agreement will automatically terminate with respect to Company or such Licensed Entity as of: (a) the date articles of dissolution or a similar document is filed and finally accepted on behalf of Company or such Licensed Entity with the appropriate governmental authority; or (b) the date of establishment of a liquidating trust or other arrangement for the winding up of the affairs of Company or such Licensed Entity.

If Company, prior to the fifth (5th) anniversary of the Effective Date of this Agreement, has failed to Commence a Phase III Clinical Trial for at least one Licensed Product, University may terminate this Agreement at any time thereafter on written notice to Company.

C.                                    Termination and Affiliates.

i.                                          For the avoidance of doubt, if this Agreement expires or terminates for any reason, the rights and licenses granted to Company’s Affiliates hereunder will expire or terminate to the same extent as such rights and licenses expire or terminate with respect to Company.

ii.                                       In the event that any entity ceases to be an Affiliate of Licensee, whether as the result of a sale, merger, corporate reorganization, or otherwise, the licenses granted to such entity pursuant to Section 2.A shall automatically and immediately terminate. This shall not, however, preclude Company from sublicensing such entities in accordance with this Agreement.

D.                                    Company’s Right to Terminate.  In the event Company desires to terminate this Agreement, Company will provide written notice to University thereof and this Agreement shall terminate at the end of ninety (90) days following the date of such notice.

E.                                     Survival.  The rights and obligations accruing prior to any termination or expiration of this Agreement for any reason will survive, including: (i) all causes of action accruing to either Party under this Agreement; (ii) Company’s obligation to pay amounts payable under this Agreement accrued prior to the date of termination or expiration, including Royalties and Patent Costs; (iii) Company’s obligation to report Net Sales and keep records, as required by Sections 3.F and 5; (iv) University’s right to audit under Section 5.A; (v) any obligation to abate an

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Infringement that arose prior to the date of termination or expiration under Section 6; and (vi) Sections 5 (records and review), 7.E (survival), 7.F (post-termination obligations of Company), 8 (representations and warranties), and 9 (miscellaneous) of this Agreement and Schedule C until their purposes are fulfilled.

F.                                      Post Termination, Post Expiration Obligations of Company.  Upon the termination of this Agreement for any reason, all rights of Company to use the Licensed Patent(s) will immediately thereafter cease and revert to University and Company will not practice the Licensed Patents. Except to the extent set forth in Section 7.E, any other rights conferred to Company by this Agreement will also immediately thereafter cease. Company will not thereafter operate or conduct business in any manner that might tend to create the impression that this Agreement is still in force, or that Company has any right to use any one or more of Licensed Patents. Upon termination, all payments including fees and costs due under this Agreement and not yet paid will become immediately due and payable.

8.                                      Representations, Warranties, Disclaimers; Indemnification; Insurance; Primary Responsibility

A.                                    Representations, Warranties and Covenants of Company.  Company hereby represents, warrants and covenants that:

i.                                          Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has the corporate power and authority to execute and deliver this Agreement, including on behalf of its Affiliates, and perform all obligations under this Agreement.

ii.                                       The execution, delivery and performance have been duly and validly authorized by Company, and upon execution and delivery by Company, this Agreement will constitute a valid, enforceable and binding agreement of Company and of its Affiliates.

iii.                                    Company has no other agreements that conflict with the obligations undertaken and rights and licenses granted in this Agreement.

iv.                                   Company will comply and require all other Licensed Entities to comply with applicable laws, including to ensure that any manufacture of Licensed Product(s) by a Licensed Entity, and/or its respective vendor(s), suppliers agents or contractors, will comply with and conform with applicable law and to all applicable specifications required by any regulatory body and/or market approval granted.

v.                                      Company will make all payments to University as and when required by this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

B.                                    Disclaimer of Warranties.  THE LICENSED PATENTS ARE PROVIDED AS IS AND WHERE IS. UNIVERSITY MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, STATUTORY, IMPLIED OR OTHERWISE. IN PARTICULAR, UNIVERSITY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, INCLUDING ABOUT (I) THE VALIDITY, SCOPE OR ENFORCEABILITY OF ANY OF THE LICENSED PATENTS; (II) THE ACCURACY, SAFETY OR USEFULNESS FOR ANY PURPOSE OF ANY INFORMATION PROVIDED BY UNIVERSITY TO ANY LICENSED ENTITY; (III) WHETHER THE PRACTICE OF ANY CLAIM CONTAINED IN ANY OF THE LICENSED PATENTS WILL OR MIGHT INFRINGE INTELLECTUAL PROPERTY RIGHTS ; (IV) THE PATENTABILITY OF ANY INVENTION CLAIMED IN THE LICENSED PATENTS; (V) THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF ANY PRODUCT OR PROCESS MADE OR CARRIED OUT IN ACCORDANCE WITH OR THROUGH THE USE OF THE LICENSED PATENTS; AND (VII) ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

C.                                    Indemnification.  Company agrees, and will cause each other Licensed Entity, to indemnify, defend and hold harmless University, its Affiliates and the trustees, directors, officers, students, employees, fellows and agents of any of the foregoing (collectively the “Indemnified Persons”) from and against any and all claims, demands, liabilities, losses, damages, penalties, costs and/or expense (including attorneys’ and witnesses’ fees and court costs) of any kind or nature, based upon, arising out of, or otherwise relating to this Agreement and/or a Sublicense, including without limitation (i) any claim arising from the development, production, use, sale, export, import or other disposition of any Licensed Product and all activities associated therewith, or (ii) any use of information provided by University to any Licensed Entity. Company agrees, and will cause each other Licensed Entity to agree, not to sue any Indemnified Person in connection with the development, production, use, sale or other disposition of Licensed Products and all activities associated therewith. University will be entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, losses, damages, costs, expenses and penalties. No Licensed Entity will enter into any settlement affecting any rights or obligations of any Indemnified Person or which includes an express or implied admission of liability, negligence or wrongdoing by any Indemnified Person, without the prior written consent of such Indemnified Person.

D.                                    Assumption of Risk.  The entire risk as to the performance, safety and efficacy of any subject matter claimed in any Licensed Patent and of any Licensed Product is assumed by the Company on behalf of the Licensed Entities.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, UNIVERSITY WILL NOT BE LIABLE TO ANY LICENSED ENTITY OR ANY OTHER PERSON OR ENTITY FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR ANY OTHER DAMAGES OR LOSSES OF ANY KIND OR NATURE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCTS OR STRICT LIABILITY OR ANY OTHER FORM OF ACTION; AND IN NO EVENT WILL UNIVERSITY’S TOTAL AGGREGATE LIABILITY UNDER OR IN CONNECTION WITH THIS AGREEMENT TO ALL LICENSED ENTITIES AND OTHER PERSONS AND ENTITIES EXCEED THE TOTAL AMOUNTS PAID BY COMPANY TO UNIVERSITY HEREUNDER. The above limitations on liability apply even though the Indemnified Person may have been advised of the possibility of such injury, loss or damage. Company will not, and will cause all other Licensed Entities not to, make any agreements, statements, representations or warranties or accept any liabilities or responsibilities whatsoever with regard to any person or entity which are inconsistent with this Section 8.D.

E.                                     Insurance.  Company agrees, and will cause each other Licensed Entity to agree to continuously maintain during the term of this Agreement and beyond liability insurance that will cover its obligations hereunder, including any claims for bodily injury, property, or other damage alleged to relate to Licensed Products or activities undertaken in connection with this Agreement, Licensed Patents, or Licensed Products, including the development, manufacture, use, sale or other disposition of Licensed Products and all activities associated therewith. Each Licensed Entity will list University and its Affiliates, at such Licensed Entity’s expense, as additional named insureds under each liability insurance policy (including excess or umbrella liability policies) that such Licensed Entity has or will obtain, that includes any coverage of claims relating to Licensed Products. Such insurance will be primary and noncontributory to any insurance University and its Affiliates may have. At University’s request, Company will supply University from time to time with copies of each such policy, and will notify University in writing at least thirty (30) days prior to any termination of or change in coverage under any such policies.

9.                                      Miscellaneous

A.                                    Marking.  Company will mark all Licensed Products (or their packaging, as appropriate) sold, offered for sale, imported, or otherwise disposed of in such a manner not inconsistent with the requirements of the patent laws and practices of the country to which such products are shipped or in which such products are manufactured or sold, including, if in the U.S., 35 U.S.C. § 287.

B.                                    Export Regulations.  Without limiting Section 8.A, Company will comply with United States export control and asset control laws, regulations, and orders, as

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended they may be amended from time to time, applicable to the export, re-export, or import of goods or services, including software, processes, or technical data to foreign countries. Such regulations include but are not limited to the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the regulations administered by the Treasury Department’s Office of Foreign Assets Control (31 C.F.R. § 500 et seq.), and the Anti-Boycott Regulations (15 C.F.R. § 760).

C.                                    Entire Agreement, Amendment.  This Agreement together with the schedules attached hereto constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or oral agreements or understandings (express or implied) between them concerning the same subject matter. In entering into this Agreement, no Party has relied upon another person’s statement, representation, warranty or agreement except for those expressly contained in this Agreement. The only conditions precedent to this Agreement’s effectiveness are those expressly stated in it. This Agreement cannot be amended or modified except in a document signed by duly authorized representatives of each Party.

D.                                    Notice.  Any notice required or otherwise made under this Agreement              be in writing, sent by registered or certified mail properly addressed, or by facsimile with confirmed answer-back, to the other Party at the address set forth below or at such other address as may be designated by written notice to the other Party. Notice will be deemed effective three (3) business days following the date of sending such notice if by mail, on the day following deposit with an overnight courier, if sent by overnight courier, or upon confirmed answer-back if by facsimile.

If to University:	Technology Commercialization and Licensing
Polsky Center for Entrepreneurship and Innovation
The University of Chicago
1452 E 53rd St, 2nd floor
Chicago, Illinois 60615

Attention: Director

If to Company:	Aridis Pharmaceuticals
5941 Optical Court
San Jose, CA 95138

Attn: Office of the CEO

E.                                     Assignment.  This Agreement will be binding on the Parties and upon their respective successors and assigns and inure to the benefit of the Parties and their

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended respective permitted successors and assigns. Company may at any time, upon written notice to University, assign or transfer this Agreement to a successor to all or substantially all of its business pertaining to this Agreement. Any such assignment will be conditioned on and will not be effective until the assignee or transferee has executed and delivered a written agreement assuming and undertaking all of the duties and obligations of Company under this Agreement. Except as provided above, Company will not assign, transfer or delegate any right or obligation hereunder without the prior written consent of University, which consent shall not be unreasonably withheld, and any attempted conveyance in violation of any term of this Agreement will be null and void. University may assign or transfer this Agreement or its rights and obligations hereunder at any time to a University Affiliate on written notice to Company. In the event of an assignment by University, the assignee will be substituted for University as a party hereto, and University will no longer be bound hereby.

F.                                      Governing Law.  Illinois law (without regard to any jurisdiction’s conflict-of-laws principles) exclusively governs all matters based upon, arising out of, or relating in any way to this Agreement, including, without limitation, all disputes, claims or causes of action arising out of or relating to this Agreement as well as the interpretation, construction, performance and enforcement of this Agreement. The Parties will bring and litigate all actions or proceedings arising out of or relating to this Agreement in courts located within Chicago, Cook County, Illinois, and the Parties hereby consent to the jurisdiction of such courts. Without limiting the foregoing, any dispute regarding the validity or enforceability of any of the Licensed Patents, or whether any product would infringe (but for this Agreement) any claim in the Licensed Patents, will be litigated exclusively in the U.S. District Court for the Northern District of Illinois situated in Cook County, Illinois, and each Party will submit to the exclusive jurisdiction of such court, and waives any objection to venue, for such purposes.

G.                                    Independent Contractors.  The Company is an independent contractor under this Agreement. This Agreement does not, is not intended to, and will not be construed to, establish a partnership or joint venture, nor does this Agreement create or establish an employment, agency or any other relationship. Company has no right, power or authority, nor will it represent itself or allow another Licensed Entity to represent itself as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the University, or otherwise act as an agent for the University for any purpose.

H.                                   No Use of Name.  Company will not to use, and will prohibit each other Licensed Entity from using, the name, insignia, or symbols of University in any commercial activity, marketing, advertising or sales brochures except with the prior written consent of University, which consent may be granted or withheld at University’s sole discretion. Company agrees not to use, and will prohibit each

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended other Licensed Entity from using, the name of any University employee(s) in any commercial activity, marketing, advertising or sales brochures.

I.                                        Waiver.  No term or provision of this Agreement will be waived and no breach excused unless such waiver or consent is in writing and signed by the Party claimed to have waived or consented. No waiver of a breach will be deemed to be a waiver of a different or subsequent breach. No delay in enforcing a term or provision will be deemed a waiver thereof.

J.                                        Construction.  Each Party has consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement will be construed without regard to the Party or Parties responsible for the preparation of the same and will be deemed as prepared jointly by the Parties. Any ambiguity or uncertainty existing herein will not be interpreted or construed against any Party. No course of dealing, course of performance, or usage of trade may be considered in the interpretation or enforcement of this Agreement. Both Parties waive any right they may have to introduce any such evidence.

K.                                    Execution.  This Agreement may be executed by the Parties in any number of identical counterparts, each of which, for all purposes will be deemed to be an original, and all of which will constitute, collectively, one instrument.

L.                                     Severability.  If any provision of this Agreement is held to be invalid, illegal, unenforceable, or in conflict with any laws of any federal, provincial, state, or local government that may exercise jurisdiction over this Agreement, the validity and enforceability of the remaining portions or provisions will not be affected thereby nor the validity and enforceability of such provision where valid, legal, enforceable and not in such a conflict. Any invalid or unenforceable provision will be promptly reformed by the Parties to effectuate their intent as evidenced on the Effective Date.

M.                                 Third Party Beneficiaries.  Except with respect to Section 8.0 and as otherwise expressly set forth in this Agreement, all rights, benefits and remedies under this Agreement are solely intended for the benefit of University and Company, and no other person or entity will have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

N.                                    Materials Access.  Two hybridoma cell lines, specified as (1) PTA-121360 = Mouse Hybridoma 7B8 6/2014, and (2) PTA-121613 = Hybridoma Cell Line 1A9 8/2014, were developed by University and relate to Licensed Patents. University

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended will provide (or arrange for the provision of) samples of these materials to Licensee for internal research and uses consistent with Licensee’s practice of the license rights granted under Section 2, as soon as reasonably practicable. Company will reimburse out-of-pocket costs for handling and shipping.

IN WITNESS WHEREOF, the Parties hereto have caused this agreement to be executed by their respective duly authorized officers or representatives on the Effective Date.

University		Aridis Pharmaceuticals

By:	/s/ Nancy Harvey	By:	/s/ Vu Truong
Nancy Harvey,		Vu Truong
Director, Technology Commercialization and Licensing		Chief Executive Officer
Polsky Center for Entrepreneurship and Innovation
Date of signature:	6/13/17	Date of signature:	6/13/17

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Schedule A

Licensed Patents

Status	Application Number	Patent Number	Territory	Date Issued
Issued	13/742,155	9,181,329	United States	11/12/2015
Issued	12/675,597	8,840,906	United States	9/24/2014
Issued	2014-157658	6018140	Japan	10/7/2016
Issued	2010-523163	5658564	Japan	12/5/2014
Issued	08828277.7EPO	2185190	Europe	6/25/2015
Issued	200880113312.6		China
Issued	2008292897	2008292897	Australia	5/7/2015
Pending	14/842,192		United States
Granted	08828277.7GB	08828277.7	United Kingdom
Issued	10-2015-7009851	10-1661946	Republic of Korea	9/27/2016
Pending	2016-190589		Japan
Granted	08828277.7IT	08828277.7	Italy
Pending	10106657.9		Hong Kong
Granted	08828277.7DE	602008038715.1	Germany	6/24/2015
Granted	08828277.7FR	08828277.7	France
Granted	13160878.8EPO	2666784	Europe	4/5/2017
Granted	13160878.8EPO		France
Granted	13160878.8EPO		Germany
Granted	13160878.8EPO		United Kingdom
Granted	13160878.8EPO		Switzerland
Pending	201510736991.4		China
Pending	2,697,538		Canada
Pending	PI0815775.8		Brazil
Pending	08828277.7BE	08828277.7	Belgium.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Pending	2015200932	Australia
Expired	PCT/US08/74849	United States
Expired	60/969,514	United States

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Schedule B

UNIVERSITY OF CHICAGO ROYALTY REPORT

Company:	Agreement No:
Period Covered: From:	Through:
Prepared By:	Date:
Approved By:	Date:

Following First Commercial Sale of a second Licensed Product, please prepare a separate report for each. Then combine all Licensed Products into a summary report.

Report Type:	☐	Single Product Line Report:
	☐	Multiproduct Summary Report. Page 1 of Pages
	☐	Product Line Detail. Line: Tradename: Page

Report Currency:	☐	U.S. Dollars	☐	Other:

Gross
Country	Invoiced Amount	* Less Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year

TOTAL:

Total Royalty:                Conversion Rate:        Royalty in U.S. Dollars: $

* On a separate page, please indicate the reasons for returns or other adjustments if significant. Also, note any unusual occurrences that affected royalty amounts during this period. To assist University’s forecasting, please comment on any significant expected trends in sales volume.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Schedule C

Product Development Plan

AR-301 (SalvecinTM)
ARIDIS PHARMACEUTICALS
RESEARCH AND DEVELOPMENT PLANNING
CONFIDENTIAL

Overview

AR-301, which we also refer to as SalvecinTM, is a fully human mAb of isotype immunoglobulin G1, or IgGl, for the treatment of lung infections due to Staphylococcus aureus, or S. aureus, including multi-drug resistant strains.  AR-301 was discovered by screening the B-cell immune response repertoire generated against S.  aureus infection.  A Phase 2a clinical trial with AR-301 was recently completed as an adjunctive therapy with standard-of-care antibiotics to treat hospital acquired pneumonia (HAP) and ventilator associated pneumonia (VAP) caused by S. aureus.  The clinical study was a randomized, double-blind, placebo-controlled study in 48 patients comparing the safety and efficacy of AR-301 as adjunctive therapy with standard-of-care antibiotics versus antibiotics alone.  AR-301 is designed to be effective on bacterial infections whether or not they are resistant to conventional antibiotics.  Commercially available rapid diagnostic tests based on polymerase chain reaction, or PCR, technology can be used to identify methicillin resistant S. aureus, or MRSA, strains.

The overall safety profile was favorable, with few (2.8%) adverse events (AEs) deemed related, and no serious adverse events (SAEs) found to be related to AR-301 treatment.  Deaths were explained by factors independent of the safety of AR-301, based on the case histories.  PK results are pending.  Exploratory efficacy results are supportive of continuing the clinical development of AR-301.  The primary efficacy conclusions were that although standard-of-care antibiotics were effective, the results suggest that AR-301 treatment increases the rate of eradication, while reducing time to eradication, time under mechanical ventilation and overall duration of hospital stay.  Time ventilated was reduced to a statistically significant level in the subset of patients with VAP.  The size of the study population did not allow for further interpretation of clinical outcomes or statistical significance.  AR-301 has been granted orphan drug designation in the European Union.  We believe AR-301 can positively impact the outcome of S.  aureus infections by improving survival rates and/or shortening the duration of overall hospital stays or the time a patient spends in the intensive care unit, or ICU.

Background and Mechanism of Action; Market Comparables

AR-301 is targeted against S.  aureus alpha-toxin, which is a toxin produced by most S.  aureus strains to attack and cause

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended destruction of human cells and tissues (see Figure 7).  AR-301 was discovered by screening B-cell lymphocytes of a patient with confirmed S.  aureus infection, which were then immortalized by Epstein-Barr virus, or EBV, transformation and fusion with the mouse-human heteromyeloma cell line LA55 to obtain the AR-301 producing hybridoma cell line.  AR-301 binds to alpha toxin with high affinity and prevents its assembly into an active complex.  This prevents alpha toxin-mediated breakdown of the membrane, or lysis, of erythrocytes, human lung cells and immune cells such as lymphocytes which protect animals from pneumonia and systemic infections caused by S. aureus.  There is no anti-infective on the market that specifically neutralizes the pathogenic affects brought about by S. aureus toxins.  We believe that this mechanism of action complements the bacterial killing properties of many conventional antibiotics, as the bacterial toxins left behind following antibiotic-mediated killing can still be neutralized by AR-301.  Additional indications for AR-301 may include all S.  aureus infections, particularly surgical site infections, blood stream infections, endocarditis, and skin and soft tissue infections such as diabetic ulcers and non-healing wounds.

Preclinical Development Summary

In vitro studies demonstrated the specific binding of AR-301 to alpha-toxin as well as the ability of AR-301 to neutralize toxin effects on several cell models.  Antigen specificity and alpha-toxin binding was confirmed by performing binding assays using purified bacterial toxins from varied sources, bacterial cell supernatants of the most prevalent epidemic MRSA strains worldwide, and bacterial cell supernatants of an extensive panel of MRSA and MSSA clinical isolates.  AR-301 was shown to bind greater than 95% of all S. aureus clinical isolates tested (greater than 110 tested).

Preclinical testing in an experimental acute S. aureus pneumonia mouse model and sepsis model showed that AR-301 can prophylactically and therapeutically prevent infection-associated morbidity and mortality when delivered intravenously as a stand-alone treatment.  For example, in the prophylactic murine lung infection model (see Figure 2), we evaluated the ability of AR-301 to protect against disease when administered prior to the onset of infection.  Groups of 15 mice received an intraperitoneal injection of either isotype control antibody (human IgG1) or AR-301 two hours prior to the time of intranasal infection with bacterial strains of interest.  Animals were then monitored over 72 hours for lethal disease.  The studies were conducted with three distinct S.  aureus strains, including Newman, a methicillin-sensitive clinical isolate that maintains a stable virulence phenotype in the laboratory; USA100, a methicillin-resistant hospital isolate; and USA300/LAC, a methicillin-resistant epidemic clone that is the most widely circulated clearly acquired MRSA strain in the U.S.  As demonstrated in Figure 2, AR-301 conferred in a dose-dependent manner a significant protection against mortality induced by an acute infection with Newman (A), USA100 (B) and USA300 (C).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

In therapeutic mouse pneumonia studies, AR-301 demonstrated protection against fatal outcome of infections caused by both the methicillin-sensitive S. aureus, or MSSA, strain Newman (Figure 3A) and the MRSA strain USA100 (Figure 3B), even when AR-301 was applied up to 12 hours post infection.  Overall, mortality increased in the groups of late antibody application and with duration of the observation period, thereby suggesting that alpha-toxin may be essential for an early stage of pathogenesis.  We believe an extrapolation of these findings to human disease implies that treatment with AR-301 early in the course of S. aureus pneumonia has the potential to delay disease progression, providing a much-needed window of opportunity to enhance the utility of antimicrobial and supportive therapies.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

To understand the mechanism by which lethal disease was averted by AR-301, bacterial loads in the lungs of mice treated with isotype control IgG1 or AR-301 were assessed 24 hours post-infection.  Treatment with AR-301 prior to the time of infection leads to a marked reduction in S. aureus burden in the lungs of mice.  Importantly, this reduction in bacterial loads was apparent upon infection with S. aureus Newman, USA100 and USA300, which supports the hypothesis that by neutralizing alpha toxin, AR-301 may mitigate alpha toxin-mediate killing of immune cells, thereby preserving the immune system’s natural ability to reduce bacterial burden.

We believe AR-301 has a favorable safety profile based on in vitro toxicity data showing the absence of cross-reactivity with human tissue and the absence of both spontaneous human complement activation and pro-inflammatory cytokine stimulation.  The toxicology program for AR-301 determined that there was no toxicity in the dose-range pilot study and the repeat-dose toxicity study performed in mice.  Further, no treatment-related microscopic changes at the injection sites were observed, thereby confirming good local tolerance of the AR-301.  We intend to determine in consultation with the FDA whether additional animal safety testing may be required to support regulatory approval in the U.S.

Clinical Development Summary

We recently completed patient enrollment of a randomized, double-blind, placebo-controlled, single ascending dose Phase 2a clinical trial to assess the safety, tolerability, pharmacokinetics, efficacy and pharmacodynamics of a single intravenous administration of AR-301 in patients with severe pneumonia caused by S.  aureus.  48 patients were enrolled in the study and completed the study protocol.  Eight patients were enrolled in the first cohort (1 mg/kg), twelve in the second (3 mg/kg), 15 in the third (10 mg/kg) and 13 in the fourth (20 mg/kg).  The final Phase 2a clinical trial included four patient cohorts, with a total of 48 patients who were treated according to the dosing schedule as outlined in Figure 4.  This clinical trial included 30 sites located across Belgium, France and Spain and the U.S.  There are multiple endpoints that can be used to assess the clinical outcome in pneumonia, including mortality, clinical cure rate, reduction in antibiotic use and reduction in number of hospital or ICU days.  This Phase 2a clinical trial was designed primarily to address the safety and pharmacokinetics of AR-301.  Additionally, data was collected to evaluate the clinical effects of this drug in HAP and VAP patients, including time to clinical resolution of pneumonia, time to extubation (removal of ventilator), reduction in ICU or hospital days, antibiotics utilization during the treatment period, and all-cause mortality.

Figure 4
Treatment Allocation and Number of Subjects by Study Group

The Phase 2a clinical trial was double-blinded, so differentiation cannot be made among the study cohorts.  However, overall, the safety and tolerability of AR-301 seems to be favorable in all

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended groups.  The primary safety conclusion from this study is that AR-301 appears safe when used as directed in addition to antibiotics in the treatment of severe pneumonia due to S. aureus.  The overall safety profile is favorable, with few (2.8%) adverse events (AEs) deemed related, and no serious adverse events (SAEs) found to be related to AR-301 treatment.  Deaths were explained by factors independent of the safety of AR-301, based on the case histories.  PK results are pending.  Exploratory efficacy results are supportive of continuing the clinical development of AR-301.  The primary efficacy conclusions were that although standard-of-care antibiotics were effective, the results suggest that AR-301 treatment increases the rate of eradication, while reducing time to eradication, time under mechanical ventilation and overall duration of hospital stay.  Time ventilated was reduced to a statistically significant level in the subset of patients with ventilator associated pneumonia (VAP).  The size of the study population did not allow for further interpretation of clinical outcomes or statistical significance.  The pharmacokinetics, immunogenicity, pharmacokinetic/pharmacodynamic, and inflammatory biomarkers studies are ongoing.

Manufacturing

A clinical manufacturing scale cell culture and purification process has been developed and successfully transferred to a clinical manufacturer (Rentschler Biotechnologie, Laupheim, Germany) to produce GMP phase 2a clinical trial material.  During the Phase 2a clinical studies we optimized the cell culture process by creating a new CHO (Chinese Hamster Ovary) cell line to maximize production quantities and to scale up the manufacturing process.  CHO cell lines are the most widely used cells in the biotechnology industry to produce biologicals and are compatible with most existing clinical and commercial cell culture manufacturing facilities.  We now have generated a high producing CHO cell line that was used to develop a large scale manufacturing process.

Planned Development Activities

The new CHO manufacturing process is being used to produce clinical material at 1,000L scale at Catalent Pharma Solutions LLC (Somerset, NJ).  This material will be available by 4Q 2017 to be used in the next phase 2b or 2b/3 clinical trial.  In order to have a sufficient scale process to support the pivotal phase 3 clinical trial and commercial launch, the CHO manufacturing process will be further increased to 4,000-10,000L scale.  This manufacturing process will be validated to ensure a sufficiently robust process to support a consistent supply of commercial grade material prior to the phase 3 clinical trial.  Similarly, the fill/finish operations to produce the final drug product will be scaled-up at LSNE (Bedford, NH) and the filling process will be validated at scale to ensure a robust commercial ready process.

Since the cell line and manufacturing process is being changed, a comparison between the initial clinical material and the new CHO clinical material will be performed.  This “comparability study” will consist of an in vitro comparison of the chemical composition and structure of the two materials and an in vivo pharmacokinetic comparison of the two materials in an animal model.  If the materials are deemed comparable, then the human clinical dose will remain the same.  If not comparable, then the dose may need to be adjusted.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Based on the favorable results of Phase 2a clinical trial, we believe the next clinical trial will be a phase 2b or 2b/3 followed by a full Phase 3 trial in pneumonia patients that combined will be sufficient for regulatory approval in the U.S. and Europe.  The Phase 2b or 2b/3 may be characterized as partially a “Phase 3” clinical trial, but it is not expected to stand-alone as an enabling clinical trial; for purposes of our license with UC we expect the follow-on full Phase 3 trial to be the fully enabling registration trial, and expect to measure milestone payments and diligence requirements based upon commencement of that enabling trial.  We anticipate the design of the Phase 2b/3 clinical trial to be a randomized, double-blind, placebo-controlled study to compare AR-301 in addition to antibiotic therapy to antibiotic therapy alone.  We plan to enroll 108 HAP/VAP microbiologically evaluable patients to achieve 80% power for p<0.05 significance with a 20% difference in primary endpoint.  There will be an estimated 90 clinical sites in over 15 countries.  Patients will receive standard of care antibiotics plus AR-301 (20 mg/kg) or placebo.  This trial will be a supportive trial for the purpose of licensure.  It will contribute to the safety database and may provide supplemental pivotal data for efficacy.  Prior to the second trial the manufacturing process for AR-301 will be scaled-up to commercial scale so that the commercial scale material can be tested in clinical trials.  The second trial will be the final, full Phase 3 pivotal study, which will be a double-blind, placebo-controlled trial with agreed upon (FDA and EMA) efficacy endpoints for the purpose of licensure.  This will also increase the safety database to the required sample size.  Efficacy endpoints will include clinical cure, mortality, rate of eradication, reduction in time to eradication, time under mechanical ventilation and overall duration of hospital stay.  Safety endpoints will include immunogenicity and other adverse events compared to placebo.

Regulatory

At this point the clinical trials have been performed in the United States under an IND (investigational new drug application) and in Europe under an IMPD (Investigational Medicinal Product Dossier).  Clinical sites in future trials may also include Asia (China, Taiwan, and South Korea), Australia, New Zealand and South America with the required regulatory submissions necessary to perform clinical trials in these regions.  Following completion of the phase 3 clinical trial all of the required information will be compiled into a biological license application (BLA) and a marketing authorization application (MAA) for submission to the FDA and EMA, respectively.  Regulatory filings in other regions will be submitted on a case-by-case analysis of the market opportunity.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Estimated Timelines (Provisional)

Estimated expenditures for the activities listed above are dependent upon a number of factors, but we expect that: 2017 expenses will be at least $5M, and dominated by manufacturing costs; 2018 expenses will total at least $7.5M, primarily for Phase 2b/3 commencement; and 2019 expenses will total no less than $10M, including clinical trial expenses, scale-up, and also fill/finish processes. These numbers may be significantly higher if we have opportunity to accelerate any components of the timeline.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Schedule D

Progress Report Form

For the time period                 to                 regarding the Agreement, effective [Date] between The University of Chicago and                 (University of Chicago reference number AGR [Fill in Agreement Number] UCHI No.1625)

Please fill out the fields below to the extent that they are relevant. Any additional documents that may be helpful for illustration may be sent along as attachments. In some cases a conversation with University’s Polsky Center for Entrepreneurship & Innovation (773-702-1692) may be useful as a follow-up.

Company Contact Name:

Company Contact Address & Phone:

Summary

Accomplishments during this time period regarding Licensed Products:

Objectives for the next time period regarding Licensed Products:

Research & Development

Current status of Licensed Products in development:

Plans for future research and development regarding Licensed Products:

Products & Marketing

Licensed Products launched (include tradenames) and estimate for time to the market for future Licensed Products:

Sales:

Projected sales:

Market development:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Sublicenses (If appropriate, have there been any new Sublicenses or progress in previous Sublicenses?):

Industry News (mergers & acquisitions, development partnerships, company expansion, etc.)

Financing & Corporate Development (non-dilutive capital, fundraising, diligence materials)